Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
August 24, 2017		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corp Releases Fourth Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its fourth quarter results for the quarter and year ended June 30, 2017.

Sales for the fourth quarter were $6,243,863, which is a 13.74% decrease from sales of $7,238,684 for the same three month period one year ago. The three month net loss was $70,376, compared to net income of $233,487 for the fourth quarter last year. Diluted and basic loss per common share for the quarter was $0.01 compared to income per common share of $0.03 for the three month period one year ago.

"Our distributors in Asia and Scandinavia continue to buy at levels below last year as they work to reduce their inventory. The declines in foreign distribution were partially offset by improved sales in the U.S. through on-line retail, mass retail and certain distributors," Michael J. Koss, Chairman and CEO, told employees here today. "The lower sales resulted in a decline in earnings causing a loss for the quarter."

Sales for the twelve months ended June 30, 2017, decreased by 7.5% to $24,054,281 compared with $26,001,346 for the same twelve month period a year ago. Twelve month net loss was $963,636 compared to net income of $1,389,000 for the same twelve months last year. Diluted and basic loss per common share was $0.13 for the twelve months ended June 30, 2017, compared with income of $0.19 for the same twelve month period a year ago.

In the twelve months ended June 30, 2017, sales declined to distributors in Scandinavia, Asia and Africa. These declines were partially offset by improved sales to the OEM customer in Asia combined with improved sales to domestic distributors. In the domestic market, Koss also had increased sales through mass retail and on-line retail.

"We have seen improvements in our on-line channels especially in the U.S. However, this is not enough to offset the continued weakness in Asia and Scandinavia," Koss continued. "Our focus continues to be increasing sales through our various channels and driving new products to market."

…

Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

Exhibit 99.1

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2017	2016	2017	2016
Net sales	$6,243,863	$7,238,684	$24,054,281	$26,001,346
Cost of goods sold	4,447,831	4,717,610	17,158,977	17,058,774
Gross profit	1,796,032	2,521,074	6,895,304	8,942,572

Selling, general and administrative expenses	1,871,021	2,098,859	7,599,882	7,959,460
Unauthorized transaction related costs (recoveries), net	(6,211)	—	67,548	(1,286,001)
Interest expense	—	—	964	6,075
(Loss) income before income tax provision	(68,778)	422,215	(773,090)	2,263,038

Income tax provision	1,598	188,728	190,546	874,038

Net (loss) income	$(70,376)	$233,487	$(963,636)	$1,389,000

(Loss) income per common share:
Basic	$(0.01)	$0.03	$(0.13)	$0.19
Diluted	$(0.01)	$0.03	$(0.13)	$0.19